Exhibit 99.1

THE J. M. SMUCKER COMPANY ANNOUNCES

COMPLETION OF FOLGERS MERGER

Orrville, Ohio, November 6, 2008 –The J. M. Smucker Company (NYSE: SJM) (“Smucker”) announced the completion of its previously disclosed merger with The Folgers Coffee Company (“Folgers”), a subsidiary of The Procter & Gamble Company (“P&G”). The cost of the transaction to Smucker is approximately $3 billion, including the issuance of Smucker common shares and $350 million of Folgers debt guaranteed by Smucker in connection with the merger. On October 31, 2008, Smucker paid a special dividend of five dollars per share to all Smucker shareholders of record at the close of business on September 30, 2008.

Folgers, founded in 1850, is the leading producer of retail packaged coffee products in the United States. Folgers broad product offering includes its original Folgers® brand, Millstone® and a license to manufacture and distribute Dunkin’ Donuts® coffee in the retail grocery market.

Richard Smucker, Executive Chairman and Co-Chief Executive Officer, said “We are very pleased with the completion of the Folgers transaction and believe that, as the number one retail packaged coffee brand in the United States, Folgers clearly aligns with our strategy to own and market number one food brands in North America.”

Tim Smucker, Chairman of the Board and Co-Chief Executive Officer, said, “We welcome the Folgers team members into the Smucker family and look forward to leveraging the Folgers brand with our existing portfolio of iconic brands.”

About The J. M. Smucker Company

The J. M. Smucker Company is the leading marketer and manufacturer of fruit spreads, peanut butter, shortening and oils, ice cream toppings, sweetened condensed milk, and health and natural foods beverages in North America. Its family of brands includes Smucker’s®, Folgers®, Jif®, Crisco®, Pillsbury®, Eagle Brand®, R.W. Knudsen Family®, Hungry Jack®, White Lily® and Martha White® in the United States, along with Robin Hood®, Five Roses®, Carnation®, Europe’s Best® and Bick’s® in Canada. The Company remains rooted in the Basic Beliefs of Quality, People, Ethics, Growth and Independence established by its founder and namesake more than a century ago. Since 1998, the Company has appeared on FORTUNE Magazine’s annual listing of the 100 Best Companies to Work For in the United States, ranking number one in 2004. For more information about the Company, visit www.smuckers.com.

The J. M. Smucker Company is the owner of all trademarks, except Pillsbury is a trademark of The Pillsbury Company, used under license, Carnation is a trademark of Societe des Produits Nestle S.A., used under license and Dunkin Donuts is a trademark of Dunkin Donuts, LLC, used under license.

The J. M. Smucker Company Forward-Looking Language

This press release contains forward-looking statements that are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by those forward-looking statements. You should understand that the risks, uncertainties, factors and assumptions listed and discussed in this press release, including the following important factors and assumptions, could affect the future results of Smucker following the transaction between P&G and Smucker (the “Transaction”) and could cause actual results to differ materially from those expressed in the forward-looking statements: (i) volatility of commodity markets from which raw materials, particularly corn, wheat, peanuts, soybean oil, milk and green coffee beans, are procured and the related impact on costs; (ii) the successful integration of P&G’s coffee business (the “Coffee Business”) with Smucker’s business, operations, and culture and the ability to realize synergies and other potential benefits of the Transaction within the time frames currently contemplated; (iii) crude oil price trends and their impact on transportation, energy, and packaging costs; (iv) the ability to successfully implement price changes; (v) the success and cost of introducing new products and the competitive response; (vi) the success and cost of marketing and sales programs and strategies intended to promote growth in Smucker’s businesses, which will include the Coffee Business; (vii) general competitive activity in the market, including competitors’ pricing practices and promotional spending levels; (viii) the concentration of certain of Smucker’s businesses, which includes the Coffee Business, with key customers and the ability to manage and maintain key customer relationships; (ix) the loss of significant customers or a substantial reduction in orders from these customers or the bankruptcy of any such customer; (x) changes in consumer coffee preferences, and other factors affecting the Coffee Business, which represents a substantial portion of Smucker’s business; (xi) the ability of Smucker to obtain any required financing; (xii) the timing and amount of Smucker’s capital expenditures, restructuring, and merger and integration costs; (xiii) the outcome of current and future tax examinations and other tax matters, and their related impact on Smucker’s tax positions; (xiv) foreign currency and interest rate fluctuations; (xv) other factors affecting share prices and capital markets generally; and (xvi) the other factors described under “Risk Factors” in the registration statement filed by Smucker with the Securities and Exchange Commission and in the other reports and statements filed by Smucker with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and the definitive proxy materials prepared in connection with the Folgers transaction.

You are cautioned not to unduly rely on such forward-looking statements, which speak only as of the date made, when evaluating the information presented in this press release. None of Smucker, any other person or any of their respective advisors assumes any obligation to update or revise these forward-looking statements to reflect new events or circumstances.

Contacts:

The J. M. Smucker Company

(330) 682-3000

Investors:

Mark Belgya

Vice President, Chief Financial Officer and Treasurer

Sonal Robinson

Director, Corporate Finance and Investor Relations

Media:

Maribeth Badertscher

Director, Corporate Communications